QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 17, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Omnicell, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2960387
(State of Incorporation)	(I.R.S. Employer Identification No.)

1101 East Meadow Drive
Palo Alto, CA 94303
(650) 251-6100
(Address of principal executive offices)

1992 Equity Incentive Plan
1995 Management Stock Option Plan
1997 Employee Stock Purchase Plan
1999 Equity Incentive Plan
(Full title of the plans)

Sheldon D. Asher
President and Chief Executive Officer
1101 East Meadow Drive
Palo Alto, CA 94303
(650) 251-6100
(Name and address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Robert J. Brigham, Esq.
COOLEY GODWARD LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,773,157 shares	$0.16 - $10.40	$33,480,926	$8,371

(1)
This registration statement shall cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's outstanding Common Stock.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the average of the high and low prices of Registrant's Common Stock on August 14, 2001 as reported on the Nasdaq National Market. The offering price per share and aggregate offering price for the outstanding stock options are based upon the exercise prices of such options.

The chart below illustrates the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to outstanding stock options under the 1992 Equity Incentive Plan	1,012,258	$5.693441	$5,763,232
Shares issuable pursuant to outstanding stock options under the 1995 Management Stock Option Plan	790,286	$6.555567	$5,180,773
Shares issuable pursuant to unissued stock options under the 1995 Management Stock Option Plan	6,525	$8.40	$54,810
Shares issuable pursuant to outstanding stock options under the 1999 Equity Incentive Plan	1,925,457	$7.145114	$13,757,610
Shares issuable pursuant to unissued stock options under the 1999 Equity Incentive Plan	993,951	$8.40	$8,349,189
Shares issuable pursuant to the 1997 Employee Stock Purchase Plan	44,680	$8.40	$375,312
Proposed Maximum Offering Price			$33,480,926
Registration Fee			$8,371

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Omnicell, Inc. with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

    (a) The Registrant's prospectus dated August 7, 2001 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), on August 7, 2001.

    (b) The description of the Registrant's Common Stock which is contained in the Registration Statement on Form 8-A filed August 3, 2001, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

    Cooley Godward LLP, Palo Alto, California, will provide us with an opinion as to the validity of the common stock offered under this prospectus. As of the date of this prospectus, no partners or associates of Cooley Godward LLP own shares of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, the Registrant's amended and restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to the Registrant or to its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    The Registrant's amended and restated certificate of incorporation further provides that it must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believe that indemnification under its amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    The Registrants has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require the Registrant to indemnify each director and officer for certain expenses including attorneys' fees, judgements, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant's request.

EXHIBITS

Exhibit Number
3.4	*	Amended and Restated Certificate of Incorporation of the Company.
4.1	*	Form of Common Stock Certificate.
5.1		Opinion of Cooley Godward LLP.
10.13	*	1992 Equity Incentive Plan, as amended.
10.14	*	1995 Management Stock Option Plan.
10.15	*	1997 Employee Stock Purchase Plan.
10.16	*	1999 Equity Incentive Plan, as amended.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.3		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1		Power of Attorney is contained on the signature pages.

*
Documents incorporated by reference to the Company's Registration Statement on Form S-1, as amended, (No. 333-57024), as originally filed with the SEC on March 14, 2001.

UNDERTAKINGS

1.
The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 17, 2001.

OMNICELL, INC.
By:	/s/ Sheldon D. Asher Sheldon D. Asher President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sheldon D. Asher and Robert Y. Newell, IV, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sheldon D. Asher SHELDON D. ASHER	President and Chief Executive Officer	August 17, 2001
/s/ Robert Y. Newell, IV ROBERT Y. NEWELL, IV	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2001
/s/ Randall A. Lipps RANDALL A. LIPPS	Chairman of the Board and Director	August 17, 2001
/s/ Gordon V. Clemons GORDON V. CLEMONS	Director	August 17, 2001
/s/ Christopher J. Dunn CHRISTOPHER J. DUNN, M.D.	Director	August 17, 2001
/s/ Frederick J. Dotzler FREDERICK J. DOTZLER	Director	August 17, 2001
/s/ Benjamin A. Horowitz BENJAMIN A. HOROWITZ	Director	August 17, 2001

/s/ Kevin L. Roberg KEVIN L. ROBERG	Director	August 17, 2001
/s/ John D. Stobo, Jr. JOHN D. STOBO, JR.	Director	August 17, 2001
/s/ William H. Younger, Jr. WILLIAM H. YOUNGER, JR.	Director	August 17, 2001

EXHIBIT INDEX

Exhibit Number
3.4	*	Amended and Restated Certificate of Incorporation of the Company.
4.1	*	Form of Common Stock Certificate.
5.1		Opinion of Cooley Godward LLP.
10.13	*	1992 Equity Incentive Plan, as amended.
10.14	*	1995 Management Stock Option Plan.
10.15	*	1997 Employee Stock Purchase Plan.
10.16	*	1999 Equity Incentive Plan, as amended.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of PriceWaterhouseCoopers LLP, Independent Accountants.
23.3		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1		Power of Attorney is contained on the signature pages.

*
Documents incorporated by reference to the Company's Registration Statement on Form S-1, as amended, (No. 333-57024), as originally filed with the SEC on March 14, 2001.

QuickLinks

CALCULATION OF REGISTRATION FEE
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS
UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX